     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated September 24, 2026, with respect to the financial statements and financial highlights of Investment Grade Municipal Trust, 20+ Year Series 198 (included in Invesco Unit Trusts, Municipal Series 1355) contained in this Post-Effective Amendment No. 5 to the Registration Statement on Form S-6 and related Prospectus.

     We consent to the use of the aforementioned report in the Post-Effective Amendment and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
September 24, 2026